Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement on Form S-3 of Strategic Storage Trust, Inc. (File No. 333-191313) of our report dated March 31, 2014 with respect to the consolidated balance sheets of Strategic Storage Trust, Inc. and Subsidiaries as of December 31, 2013 and 2012, and the related consolidated statements of operations, comprehensive loss, stockholders’ equity, and cash flows for the years then ended, which report is included in this Annual Report on Form 10-K of Strategic Storage Trust, Inc. for the year ended December 31, 2013.

/s/ CohnReznick LLP

Los Angeles, California

March 31, 2014